UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2016

DIRECTVIEW HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-53741	04-3053538
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

21218 Saint Andrews Blvd., Suite 323

Boca Raton, FL 33433

(Address of principal executive offices)

(561) 750-9777

(Registrant’s telephone number, including area code)

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 23, 2016, DirectView Holdings, Inc., a Nevada corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an accredited investor (the “Purchaser”) pursuant to which the Company sold $78,947.37 in principal amount of a 5% Original Issue Discount Convertible Promissory Note (the “Note”) for a purchase price of $75,000. The Company received $72,500 in net proceeds from the sale of the Note after deducting fees and expenses. The Note and the shares of common stock of the Company issuable upon conversion of the Note are collectively referred to herein as the “Securities.”

The Note will mature on December 26, 2017 (the “Maturity Date”), less any amounts converted or redeemed prior to the Maturity Date. The Note bears interest at a rate of 10% per annum, subject to increase to the lesser of 24% per annum or the maximum rate permitted under applicable law upon the occurrence of certain events of default.

The Note is convertible at any time, in whole or in part, at the option of the holder into shares of common stock of the Company at a conversion price equal to 60% of the lowest traded price of the common stock in the prior thirty (30) trading days, which is subject to adjustment for stock dividends, stock splits, combinations or similar events.

The Company may prepay in cash any portion of the principal amount of the Note and any accrued and unpaid interest in an amount equal to 125% of the sum of the then outstanding principal amount of the Note and interest.

In addition, a certain investor of the Company (the “Lock-Up Investor”) entered into a lock-up agreement pursuant to which the Lock-Up Investor agreed to certain trading restrictions with respect to its holdings of shares of common stock of the Company and rights to acquire common stock of the Company. The lock-up period (the “Lock-Up Period”) with respect to the lock-up agreement ends on the earlier of (i) the date that is thirty (30) days after the date of the final payment due to the Lock-Up Investor pursuant to a certain assignment agreement, dated June 23, 2016, entered into between the Lock-Up Investor and the Purchaser (the “Assignment Agreement”) and (ii) the occurrence of a payment default event under the Assignment Agreement; provided, however, that if (x) during the last ten (10) days of the Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (y) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the ten (10)-day period beginning on the last day of the Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the ten (10)-day period beginning on the date of release of such earnings results or material news, or the occurrence of such material event, as applicable, unless the Company waives in writing such extension.

The form of Purchase Agreement and the form of Note are filed hereto as exhibits 10.1 and 4.1, respectively. The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents attached hereto, which are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities

Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

The Securities were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder (“Regulation D”). The Company made this determination based on the representations of the Purchaser which included, in pertinent part, that the Purchaser was an “accredited investor” within the meaning of Rule 501 of Regulation D and upon such further representations from the Purchaser that (i) the Purchaser is acquiring the securities for its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (ii) the Purchaser agrees not to sell or otherwise transfer the Securities unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (iii) the Purchaser has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in the Securities and (iv) the Purchaser is able to bear the economic risk of an investment in the Securities and could afford the complete loss of such investment. In addition, there was no general solicitation or advertising for the Securities issued in reliance upon Regulation D.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Form of 5% Original Issue Discount Convertible Promissory Note

10.1	Form of Securities Purchase Agreement, dated June 23, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRECTVIEW HOLDINGS, INC.

Dated: July 01, 2016	By:	/s/ Roger Ralston
	Name:	Roger Ralston
	Title:	Chief Executive Officer